CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-142044 on Form S-3 of our reports dated February 20, 2008 relating to the financial statements and financial statement schedules of The Hartford Financial Services Group, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting and reporting for defined benefit pension and other postretirement plans in 2006), and the effectiveness of The Hartford Financial Services Group, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of The Hartford Financial Services Group Inc. for the year ended December 31, 2007.

DELOITTE & TOUCHE LLP
Hartford, Connecticut
February 27, 2008